Exhibit 10.1

8323 Walton Parkway
New Albany, Ohio 43054
January 18, 2007
William E. May
7829 Lambton Park Road
New Albany, OH 43054
Dear Bill:
Per our discussion, this Letter Agreement will serve to specify the terms of your separation from Tween Brands, Inc. (“Tween Brands” or the “Company”) under the Employment Agreement dated February 23, 2004 between you and the Company (the “Employment Agreement”). Except as set forth below, (a) all terms and conditions of your Employment Agreement remain in force and (b) to the extent of any disagreement between this Letter Agreement and the Employment Agreement, the Employment Agreement shall control. Any capitalized word or term used but not defined in this Letter Agreement has the meaning given to it in the Employment Agreement.
1.	January 22, 2007 shall be your “Transition Date.” Between now and the Transition Date, you will continue as Executive Vice President and Chief Operating Officer of the Company; between the Transition Date and the Termination Date (as defined below) you will begin an “Advising Period,” during which you will continue to be an employee of the Company. The pay and benefits you currently receive as Executive Vice President and Chief Operating Officer of the Company shall continue through the Termination Date.

2.	You shall cease to be an officer of the Company and any of its affiliates on the Transition Date. During the Advising Period you shall remain available on reasonable notice and at reasonable times for periodic and reasonable advisement and consulting to the CEO and other Executive Officers of the Company.

3.	The Advising Period shall end on, and your final date of employment with the Company shall be, the Termination Date.

4.	The Termination Date shall be February 28, 2007.

5.	The termination of your employment will be treated on the Termination Date as a termination without Cause under Paragraph 11(b) of the Employment Agreement, entitling you to the compensation set forth in Paragraph 11(b) of the Employment Agreement and to no further compensation or benefits under the Employment Agreement.

6.	You acknowledge and agree that you will not be eligible to receive any Pro-Rated Bonus Amount for the Spring 2007 Season.

7.	Except for your rights under this Letter Agreement, you acquit, release and forever discharge, the Company, its affiliates, and all of their past, present and future officers, directors, agents, employees and shareholders, of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which you ever had or may now have, through the date of your execution of this Letter Agreement, with respect to any aspect of your employment by, or termination of employment from, the Company and with respect to any other agreement, under other federal, state or local law with respect to age, race, sex, and other forms of employment discrimination, breach of contract, tort or other federal, state and local laws relating to employment and its termination.

8.	Except for its rights under this Letter Agreement, the Company acquits, releases and forever discharges you of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which it ever had or may now have, through the date of your execution of this Letter Agreement, with respect to any aspect of your employment by, or termination of employment from, the Company.

9.	You hereby certify that you are not aware of any weakness, compliance issue or accounting issues that have not been previously disclosed to the Company’s Chief Executive Officer or have been specifically identified and recognized as an issue in the Sarbanes-Oxley Section 404 process.

10.	If the terms are acceptable, you have twenty-one (21) days from the date of receipt to sign this Letter Agreement. You understand that you should discuss any concerns you may have with your lawyer before executing this Letter Agreement. By law, after you sign this Letter Agreement you have seven (7) days from that date in which you can change your mind and revoke it. To revoke this Letter Agreement, you must deliver a written revocation to the Executive Vice President, Chief Human Resources Officer at Tween Brands, Inc., 8323 Walton Parkway, New Albany, OH 43054 by 5:00 p.m. on or before the seventh day following the date you sign this Letter Agreement.

11.	You and the Company agree that this Letter Agreement serves to fulfill any and all notice provisions in the Employment Agreement, pursuant to Paragraphs 10(g), 11(b) or otherwise.
Thank you for the many valuable contributions you have made to the Company and I wish you great success in the future.
Sincerely,
/s/ Michael W. Rayden
Michael W. Rayden
Chairman, President and
Chief Operating Officer
Agreed to and accepted:

/s/ William E. May William E. May
January 19, 2007